EXHIBIT 10.1

EXECUTION COPY

AMENDMENT NO 1 TO THE LICENSE AND CO-DEVELOPMENT AGREEMENT

BY and BETWEEN:

Sanofi Pasteur S.A., a company organized and existing under the laws of the Republic of France, registered under the number 349 505 370 – Lyon (France), having its registered office at 2 avenue Pont Pasteur, 69007 LYON, France.

Represented by Michel De Wilde, its Senior Vice President of Research & Development.

(hereinafter referred to as "sanofi pasteur"),

AND:

EMERGENT EUROPE LIMITED, a company organized and existing under the laws of England (Company number 03270465) and having its registered office at 545 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TU, England,

Represented by Dr Stephen Lockhart, its President,

(hereinafter referred to as “Emergent”).

PREAMBLE:

Whereas sanofi pasteur and Emergent entered into a License and Co-Development Agreement effective as of April 1st, 2006 ("the Agreement"), for the performance of a collaborative Development Program for a vaccine to prevent Neisseria meningitidis serogroup B infections, and under which Emergent granted sanofi pasteur a license to Develop Programme Antigens and to exploit any Products (each as defined in the Agreement).

Whereas for scientific and technical reasons, the original Development Plan has not been completed as originally scheduled and the Parties have agreed to extend the said Development Plan, and to revisit and redistribute the Development Programme work; and by decision of the Steering Committee in June and September 2007, the new Annual Development Plan and associated Annual Budget for the period starting on November 1st, 2007 and ending on December 31, 2008, in the form set forth in Appendix 1 to this Amendment Agreement (the “First Amendment Agreement”), was approved.

Whereas the Steering Committee has agreed that Emergent will issue monthly reports as well as specific reports for each Candidate Antigen.

Whereas the Parties wish therefore to amend the Agreement as set out in this First Amendment Agreement.

Now, therefore, it is agreed as follows :

1.

Unless otherwise defined in this First Amendment Agreement or the context otherwise requires, all capitalized words and phrases used in this First Amendment Agreement shall have the same meaning as in the Agreement.

2.	Clause 1.1 of the Agreement is amended as follows:

a.	by inserting the following additional definition in to that clause in alphabetical order:

“Monthly Report” has the meaning set out in Clause 5.10.2(a)”;

b.	the definition of “Emergent Activities” is supplemented by adding at the end of that definition: “or, where the context requires, activities allocated to Emergent in a Transition Plan.” and

c.	the last line of the definition of “Emergent Expenses” is supplemented as shown (in italic): “provided for in an Annual Budget or Transition Plan and without any mark-up.”.

3.	Clause 3.2 of the Agreement is amended by adding at the end of that clause:

“The Steering Committee may also make decisions and determinations by way of written resolution without convening a meeting; provided that such resolution is recorded in accordance with this clause. No decision or determination of the Steering Committee (whether in a meeting or otherwise) shall be effective unless and until (a) a draft written document recording such decision or determination has been first circulated amongst the members of the Steering Committee, with a copy to the Legal Affairs and Business Development representatives of each of the Parties, (b) the Parties have agreed on the content of such draft document and finally (c) the approved written document recording such decision or determination has been signed by at least two members of the Steering Committee, one of which shall have been appointed by sanofi pasteur and one of which shall have been appointed by Emergent, and has been provided to each of the Project Leaders; provided that if the decision or determination was made at a meeting of the SC and the draft written document recording such decision or determination is so circulated within ten (10) Business Days of the meeting at which such decision or determination was made, such decision or determination, in the form so recorded and circulated, shall be deemed to be effective twenty (20) Business Days following the date of such meeting unless, within twenty (20) Business Days of such meeting, either Party notifies the other Party that the draft document recording such decision or determination is not agreed. If either Party gives such notice, it shall include with such notice its reasons for not agreeing the draft and on receipt of such notice any member of the SC may convene a meeting of the SC on not less than five (5) Business Days’ notice. The relevant decision or determination may be recorded in the minutes of the meeting provided that such decision or determination is clearly identified and the minutes are circulated and approved, or deemed to be approved, in accordance with this Clause 3.2. For the avoidance of doubt, a written document recording a decision or determination of the Steering Committee does not constitute a Notice for the purpose of Clause 17.1. Such document may be signed in counterparts and may be exchanged between members of the Steering Committee and provided to the Project Leaders by facsimile or as an attachment to an e-mail. Any notice that a draft document recording a decision or determination is not approved shall be given in accordance with Clause 17.1.”

4.	Clause 3.5.1 of the Agreement is amended as follows:

In the first sentence, the words “the Chief Executive Officer of Emergent” are replaced with “the President of Emergent”.

5.	Clause 4.1 of the Agreement is amended as follows:

a.	in the second sentence the word “to” is deleted; and

b.	in the fourth sentence “SC” is replaced with “JPT”.

6.	Clause 5.2 of the Agreement is amended as follows:

a.        in the second paragraph, the third sentence is supplemented as shown (in italic):

“For the Purpose of this Agreement any change to the Development Plan or an Annual Development Plan shall be considered major...”; and

b.        in the last paragraph, the second sentence is supplemented as shown (in italic):

“No major amendment to the Development Plan shall be effective until approved by the SC and such approval is recorded in accordance with Clause 3.2.”

7.	Clause 5.3 of the Agreement is amended as follows:

At the end of the Paragraph the penultimate sentence is supplemented as shown (in italic):

“No major amendment to the Annual Development Plan shall be effective until approved by the SC and such approval is recorded in accordance with Clause 3.2. An amendment will be considered major in the circumstances set out in Clause 5.2.”

8.

Clause 5.10 of the Agreement is supplemented by renumbering the current Clause 5.10 as Clause 5.10.1, adding the sub-heading “General Reports” to Clause 5.10.1 as renumbered and adding the following provision as new Clause 5.10.2:

“5.10.2 Additional Reports. In addition to the quarterly and annual reports referred to in Clause 5.10.1:

(a)

within ten (10) Business Days of the end of each calendar month, Emergent shall send to sanofi pasteur a report describing in reasonable detail the Emergent Activities conducted during that month including a statement detailing the number of FTEs engaged in each of those activities (and the names associated to those FTEs provided that sanofi pasteur shall treat such information as Emergent Confidential Information), as well as a summary and key data for the intermediate and final results observed or obtained by Emergent during that month in the course of conducting such activities (the “Monthly Report”); and

(b)

if Emergent determines that a Candidate Antigen does not meet the expression criteria agreed by the JPT for the progression of Candidate Antigens into protein purification, Emergent shall, within twenty (20) Business Days of the completion of efforts by Emergent to clone that Candidate Antigen in accordance with the cloning strategy agreed for that Candidate Antigen by the JPT, send to sanofi pasteur a report describing in detail for that Candidate Antigen (Protein) the specific activities performed and key data observed or obtained (the “Protein Report”); or

(c)	if Emergent determines that a Candidate Antigen does meet the expression criteria agreed by the JPT for the progression of Candidate Antigens into protein purification Emergent shall, within twenty (20) Business Days of production of sufficient protein to the agreed purity specification to allow immunisations to proceed, send to sanofi pasteur a Protein Report for that Candidate Antigen (Protein); and

(d)

if, based on the report prepared in accordance with Clause 5.10.2(c), the JPT agrees that the Parties should undertake further development activities with respect to a particular Candidate Antigen, the Party conducting the relevant activity will, within twenty (20) Business Days following each of the milestones specified below and at such other times as may be determined by the JPT, provide to the other Party an update of the Protein Report for that Candidate Antigen describing in detail the specific activities performed and key data observed or obtained by it in connection with such milestone. Unless otherwise agreed by the JPT, the Protein Report for each Candidate Antigen shall be updated by the Party undertaking the relevant activity following (i) production of eight (8) weeks’ stability data, (ii) generation of both ELISA and Western blot data, (iii) generation of flow cytometry (FACs) or opsonophagocytosis data, or data from any other immunological assay performed in accordance with the Development Plan, in each case with respect to that Candidate Antigen.

The Protein Report will substantially conform to the format set out in Schedule 12.”

9.	Clause 5.11 of the Agreement is supplemented by:

a.	adding the following provision as new Clause 5.11.1:

“5.11.1 Performance by Emergent Scientists. EMERGENT shall ensure that the Emergent scientists conduct the Emergent Activities:

(a)	in accordance with this Agreement, the Development Plan and Annual Development Plan;

(b)

in accordance with those policies, standards, procedures, conventions and techniques that are of a high, recognised and acceptable professional standard, including generally acceptable standards of quality for work performed in the scientific community, including, where necessary to comply with such standards, by dating laboratory records and including in such records sufficient detail to permit another scientist working to such standards to reproduce the work described; and

(c)	in accordance with all Applicable Laws.

Subject to Clause 5.11.2, Emergent shall use its best reasonable efforts to expeditiously complete all Emergent Activities within the term specified in the applicable Development Plan and/or in this Agreement.”

b.

renumbering the current Clause 5.11 as Clause 5.11.2, adding the sub-heading “Emergent FTEs” to Clause 5.11.2 as renumbered, and adding at the end of the first sentence of Clause 5.11.2 the words “or Transition Plan.”

10.	Clause 5.13 of the Agreement is deleted and replaced by the following:

“5.13	Development Funding
5.13.1

FTE Costs. sanofi pasteur shall pay Emergent the aggregate FTE Cost for all FTEs monthly in arrears. On or after submission of a Monthly Report to sanofi pasteur in accordance with Clause 5.10.2(a), Emergent shall issue a pro forma invoice showing the overall FTE Costs relating to the Emergent Activities undertaken during that month as further detailed in the Monthly Report. Within ten (10) Business Days of receipt of such pro-forma invoice, sanofi pasteur shall either (a) notify Emergent that sanofi pasteur is satisfied with the Monthly Report and associated pro forma invoice, in which case Emergent shall be entitled to submit its final invoice for such FTE Costs; or (b) if sanofi pasteur reasonably believes that all or a specified portion of the Emergent Activities described in the Monthly Report have not been performed in accordance with the standards listed in Clause 5.11.1 (the “Standards”), notify Emergent that it disputes the amount of the pro forma invoice (the “Dispute Notice”) in which case sanofi pasteur shall be entitled to withhold the payment of the disputed amount relating to the FTE Costs with respect to those Emergent Activities which sanofi pasteur reasonably believes have been adversely affected by such failure (the “Affected Activities”) pending resolution of such dispute in accordance with this Clause 5.13. With respect to the Affected Activities, the Dispute Notice shall identify the FTE Costs for the disputed FTEs (each a “Disputed Amount”) and shall describe in reasonable detail the reasons why sanofi pasteur believes that such FTEs are not in accordance with the Standards. The Dispute Notice shall also identify the undisputed FTE Costs for the relevant month (including, where sanofi pasteur believes that the Affected Activity has been performed in accordance with the Standards except with respect to the number of FTEs utilised as stated in the Monthly Report for that activity (the “FTE Numbers”), the FTE Cost for the number of FTEs sanofi pasteur reasonably believes should have been included in the FTE Cost for that activity in that month) (the “Undisputed Amount”). Identification of the Undisputed Amount is intended to provide Emergent with the means to submit a final invoice covering all uncontested activities and amounts associated therewith, so as to provide Emergent with all money properly due to Emergent for work performed during the previous month. If sanofi pasteur does not identify the Undisputed Amount in the Dispute Notice, Emergent shall be entitled to issue a final invoice for the FTE Costs included in the pro-forma invoice less the Disputed Amount. If sanofi pasteur does not issue a Dispute Notice within ten (10) Business Days following receipt of the pro-forma invoice, sanofi pasteur will be deemed to have approved the pro-forma invoice and Emergent shall be entitled to submit its final invoice for all FTE Costs included in the pro-forma invoice. On receipt of a final invoice issued by Emergent in accordance with this Clause 5.13.1, sanofi pasteur shall pay such invoice on the tenth (10th) day of the month following the month of receipt of such invoice.

5.13.2

Steering Committee Review. Notwithstanding the notice requirements set out in Clause 3.2, the Steering Committee shall on issue of a Dispute Notice convene one or more emergency meetings, to be held by teleconference or similar means, and shall discuss in good faith the relevant Monthly Report, the pro forma invoice and sanofi pasteur’s reasons for withholding payment. If, within ten (10) Business Days of Emergent’s receipt of a Dispute Notice the Steering Committee cannot agree how much of each Disputed Amount should be paid, such dispute (the “Dispute”) shall be referred to the Senior Officers for resolution.

5.13.3

Expert Determination. If, or to the extent that, the Senior Officers are unable to resolve the Dispute within five (5) Business Days of it being referred to them, the Parties shall appoint an independent expert with expertise in the field of pharmaceutical research reasonably acceptable to both Parties to determine whether the Affected Activity has been performed (a) in accordance with the Standards, or (b) in accordance with the Standards except with respect to the FTEs Numbers, in which case the expert shall determine the number of FTEs to be included in the FTE Cost for that Affected Activity for that month. Within five (5) Business Days of either Party notifying the other that it desires the appointment of such expert, sanofi pasteur shall provide the names of three suitably qualified, independent individuals willing to act as an expert for the purposes of this Section 5.13, and Emergent shall, within five (5) Business Days of receiving such names from sanofi pasteur, notify sanofi pasteur which of those individuals it has chosen to act as the expert. Emergent’s choice of the expert from the names provided by sanofi pasteur shall be final and binding on both Parties. The expert so appointed shall be provided with a copy of the relevant Monthly Report, pro-forma invoice and any other information relating to the Dispute provided to, or considered by, the Steering Committee together with such additional information as may be reasonably requested by the expert as being necessary or reasonably useful for the expert to make his determination (subject, in each case, to such obligations of confidentiality and non-use as may be reasonably required by Emergent). The expert shall be required by the Parties to use all reasonable efforts to render his decision within ten (10) Business Days of his appointment and in any event within twenty (20) Business Days of such appointment and such decision shall be final and binding upon each of the Parties. The Parties shall procure that if, for whatever reason, the selected expert determines that, due to time constraints or complexity, he or she will be unable to render a decision within twenty (20) Business Days then he or she will notify the Parties immediately and provide a reasonable best estimate of the time required to make such determination. If the expert determines that an Affected Activity was performed in accordance with the Standards, Emergent shall issue a final invoice for the related Disputed Amount and sanofi pasteur shall be required to pay the Disputed Amount for that activity. If the expert determines that an Affected Activity was performed in accordance with the Standards except with respect to the FTE Numbers, Emergent shall issue a final invoice for the appropriate number of FTEs for that Affected Activity for that month as determined by the expert and sanofi pasteur shall pay the relevant FTE Cost. If the expert determines that the Affected Activity has not been performed in accordance with the Standards and does not adjust the number of FTEs to be included in the FTE Cost for that Affected Activity, sanofi pasteur shall not be required to pay the Disputed Amount for that activity. If all or any part of the Disputed Amount is payable, sanofi pasteur shall pay the amount determined to be payable on the tenth (10th) day of the month following the month of receipt of the invoice together with interest on such sum, calculated in accordance with Clause 7.8, from the date of the pro-forma invoice to the date of actual payment. If the expert determines that sanofi pasteur should pay all or at least fifty per cent (50%) of the Disputed Amount, then sanofi pasteur shall pay the fees and expenses of the expert. If the expert determines that sanofi pasteur should pay less than fifty per cent (50%) of the Disputed Amount, then Emergent shall pay the fees and expenses of the expert.

5.13.4

Repeating Emergent Activities. If the Senior Officers or, if and to the extent the matter is referred to the expert appointed pursuant to Clause 5.13.3 determine(s) on an activity-by activity basis that a particular Affected Activity has not been performed in accordance with the Standards, sanofi pasteur may, unless such failure relates to the FTE Numbers, at its sole discretion, on written notice to Emergent ask Emergent to repeat that Affected Activity within a reasonable time and the time period for the performance of that activity as stated in the Development Plan, Annual Development Plan or Transition Plan shall be extended accordingly. If Emergent repeats an Affected Activity at sanofi pasteur’s request, sanofi pasteur shall reimburse Emergent for the FTE Costs incurred in repeating such Affected Activity in accordance with Clause 5.13.1. Should Emergent be unable or unwilling to repeat that Affected Activity in compliance with the Standards in a timely manner and should sanofi pasteur be willing and able to perform that Affected Activity in compliance with the Standards, then sanofi pasteur may, on written notice to Emergent, assume responsibility for performing that Affected Activity and Emergent shall forfeit the right to do so and any payments that would otherwise be due and payable to Emergent for the conduct of that Affected Activity as provided for in the Annual Budget.

5.13.5

Credit against other Invoices. If sanofi pasteur disputes a pro-forma invoice in accordance with Clause 5.13.1 but does not withhold the Disputed Amount, Emergent shall, if the expert determines that Emergent did not perform the Affected Activity in accordance with the Standards, credit any excess amount paid to Emergent by sanofi pasteur for such Affected Activity against invoices submitted by Emergent in accordance with this Clause 5.13.

5.13.6

Suspension of Emergent Activities pending resolution of a Dispute. If the Parties are unable to resolve the issues raised in any Dispute Notice with respect to a particular Candidate Antigen within thirty-five (35) Business Days of the date of such notice and the aggregate amount then in dispute pursuant to this Clause 5.13 together with any overdue invoices for undisputed or expert determined FTE Costs exceeds (i) €50,000, Emergent shall be entitled to cease performing any ongoing Emergent Activities with respect to that Candidate Antigen or which are the same or substantially similar to the Emergent Activities which sanofi pasteur has identified as not having been performed in accordance with the Standards in that Dispute Notice, or (ii) €100,000, Emergent shall be entitled to cease performing all or any Emergent Activities, in each case pending resolution of such dispute and the anticipated timelines for performance of any suspended Emergent Activities shall be extended by a period equal to the period of suspension.

5.13.7 Emergent Expenses. sanofi pasteur shall pay Emergent the amount of all Emergent Expenses incurred by Emergent in accordance with any Annual Budget or Transition Plan. On or before the first day of each Quarter, sanofi pasteur shall make a payment in pounds sterling (£) equal to the estimated Emergent Expenses for the Quarter then commencing as reflected in the then-current Annual Budget or Transition Plan; provided that each such payment shall be made against an invoice issued by Emergent. Emergent acknowledges that sanofi pasteur may not be able to pay invoices received by sanofi pasteur in a particular month before the tenth day of the following month. Each of the Parties will use reasonable endeavours to ensure that invoices for Emergent Expenses for each Quarter are issued at least one month prior to end of the immediately preceding Quarter to enable payment by sanofi pasteur against such invoice on or before the first day of each Quarter. Emergent shall provide sanofi pasteur with annual reconciliation statements that specify the actual Emergent Expenses for the last four (4) Quarters in the aggregate within sixty (60) days of the completion of each Year. If, with respect to a particular Year:

(a)

the actual Emergent Expenses specified in such annual reconciliation statement are less than the amount paid by sanofi pasteur to Emergent with respect to Emergent Expenses in that Year, such excess shall be set against the amounts due to Emergent with respect to forthcoming Emergent Activities until such balance is zero or if no such activities are contemplated, repaid to sanofi pasteur; or

(b)

the actual Emergent Expenses specified in such annual reconciliation statement are more than the amount actually paid by sanofi pasteur to Emergent with respect to Emergent Expenses in that Year, sanofi pasteur shall pay the deficiency within thirty (30) days of the date of such statement.”

11.	Clause 14.2.3(d) is amended as follows:

The second sentence is supplemented by adding at the end of that sentence:

“; provided that if the dispute relates to the payment of FTE Costs sanofi pasteur shall be required to notify Emergent of such dispute in accordance with Clause 5.13.1 and such dispute shall be resolved in accordance with Clause 5.13.”

12.	The Agreement is amended by inserting as Schedule 12 to the Agreement, the Pro-forma Protein Report set out in the Schedule to this First Amendment Agreement.

13.	Reference to “this Agreement” in Clause 16.2 of the Agreement shall include this First Amendment Agreement.

14.	This First Amendment Agreement shall be effective as of March 1st, 2008.

15.	This First Amendment Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

16.

The Parties agree that the Agreement, as amended by this First Amendment Agreement, remains in full force and effect. In the event of a conflict between a term of this First Amendment Agreement and any term of the Agreement, this First Amendment Agreement shall prevail and the Agreement is to such extent hereby amended as necessary to conform to the terms of this First Amendment Agreement. Any provision of the Agreement not inconsistent with this First Amendment Agreement remains unchanged.

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IN WITNESS WHEREOF, the Parties have caused this First Amendment Agreement to be executed by their duly authorised representatives.

For Sanofi Pasteur S.A.	For Emergent Product Development UK Limited
/s/Michel De Wilde	/s/Dr. Stephen Lockhart
Michel De Wilde	Dr Stephen Lockhart
Senior VP Research & Development	President
Date :6/16/08	Date :5/21/08
/s/Dominque Carouge Chief Financial Officer Sanofi pasteur’ Finance Department Date: 6/12/08